UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2021

CANOO INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38824 (Commission File Number)	82-1476189 (I.R.S. Employer Identification No.)

19951 Mariner Avenue Torrance, California	90503
(Address of principal executive offices)	(Zip Code)

(424) 271-2144

(Registrant’s telephone number,

including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	GOEV	The Nasdaq Global Select Market
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	GOEVW	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2021, Canoo Inc. (the “Company”) announced the appointment of Josette Sheeran as President of the Company effective immediately. Ms. Sheeran will also continue to serve as a member of the Board of Directors (the “Board”).

Ms. Sheeran has served as a member of the Board of the Company since December 2020. She has served as Executive Chair of the McClain Institute for International Leadership since February 1, 2021.  From June 2013 until January 1, 2021, Ms. Sheeran served as the President and CEO of the Asia Society, a global non-profit focused on policy, sustainability, conflict resolution, culture, and education. From July 2017 through January 2021, Ms. Sheeran also served as the United Nations Special Envoy for Haiti. From April 2012 to June 2013, Ms. Sheeran served as the Vice Chair of the World Economic Forum, a non-governmental organization. From 2001 through 2007, she served as U.S. Deputy Trade representative with rank of Ambassador and as the U.S. Under Secretary of State for Economics, Energy and Agriculture. Ms. Sheeran has served as a director of Capital Group, a financial services company, since December 2016, and as a director of Vestergaard Frandsen Inc., a manufacturer of public health products, since March 2019. In 2013, Ms. Sheeran was a fellow at Harvard University Belfer Center, and she holds a Bachelor of Arts in Journalism and Communications from the University of Colorado at Boulder, and honorary doctorates from each of the University of Colorado, Michigan State University, and John Cabot University. She is 67 years old.

In connection with her appointment as President of the Company, Ms. Sheeran entered into an offer of employment letter, dated as of July 22, 2021 (the “Offer Letter”), with Canoo Technologies Inc., a wholly-owned subsidiary of the Company. Pursuant to the Offer Letter, Ms. Sheeran will be entitled to receive (a) an annual base salary of $490,000, (b) an annual target bonus opportunity of 100% of base salary, subject to a maximum bonus opportunity of 200% of base salary, (c) a relocation allowance of $150,000, which amount must be repaid by Ms. Sheeran in the event her employment with the Company or its subsidiary terminates prior to the first anniversary of the date she relocates to the Dallas-Fort Worth metropolitan area in Texas, and (d) a time-based restricted stock unit award (the “RSU Award”) equal to $10,000,000 in value based on the fair market value of the Company’s common stock on the applicable grant date, which award will vest based on the Company’s standard time-vesting schedule. In the event of Ms. Sheeran’s termination by the Company or its subsidiaries without “cause”, she will be entitled to receive 12 months of (i) base salary, (ii) continued vesting of the RSU Award, and (iii) continued healthcare benefits. In the event of a “change in control” of the Company, as defined in the Company’s 2020 Equity Incentive Plan, any unvested portion of the RSU Award will accelerate and vest. The Company and Ms. Sheeran anticipate entering into an employment agreement that will supersede the Offer Letter and cover the terms of her employment in greater detail.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Company is not aware of any related transactions or relationships between Ms. Sheeran and the Company that would require disclosure under Item 404(a) of Regulation S-K. Ms. Sheeran does not have any family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. There are no arrangements or understandings between Ms. Sheeran and any other person pursuant to which Ms. Sheeran was selected as an officer of the Company.

Item 7.01	Regulation FD Disclosure.

On July 26, 2021, the Company issued a press release announcing Ms. Sheeran’s appointment as President of the Company. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Offer letter, dated as of July 22, 2021, by and between Canoo Technologies Inc. and Josette Sheeran
99.1	Press release dated July 26, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2021

CANOO INC.

By:	/s/ Hector Ruiz
Name:	Hector Ruiz
Title:	General Counsel and Corporate Secretary